Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Deere Announces Record First-Quarter Earnings of $650 Million

▪                  Earnings per share climb 27% on 10% gain in net sales and revenues.

▪                  Results benefit from healthy farm conditions, skillful execution of business plans.

▪                  Full-year profit forecast increased.

MOLINE, Illinois (February 13, 2013) — Net income attributable to Deere & Company was $649.7 million, or $1.65 per share, for the first quarter ended January 31, compared with $532.9 million, or $1.30 per share, for the same period last year.

Worldwide net sales and revenues for the first quarter increased 10 percent, to $7.421 billion, compared with $6.767 billion last year. Net sales of the equipment operations were $6.793 billion for the quarter compared with $6.119 billion a year ago.

“With our eleventh consecutive quarter of record earnings, John Deere has started 2013 on a positive note and is setting the stage for another successful year,” said Samuel R. Allen, chairman and chief executive officer. “These results are further proof of the adept execution of operating and marketing plans aimed at expanding our global market presence while maintaining a tight grip on costs and assets,” he said. “As a result, Deere remains well-positioned to earn solid profits in today’s fragile global economy and, longer term, to benefit from major trends that we continue to believe hold great promise for the company and its customers and investors.”

Summary of Operations

Net sales of the worldwide equipment operations rose 11 percent for the quarter. Sales included price increases of 3 percent and an unfavorable currency-translation effect of 1 percent. Equipment net sales in the United States and Canada increased 18 percent for the quarter. Outside the U.S. and Canada, net sales increased 2 percent for the quarter, including an unfavorable currency-translation effect of 3 percent.

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Deere’s equipment operations reported operating profit of $837 million for the quarter, compared with $698 million last year. Results benefited from higher shipment volumes and price realization. These factors were partially offset by increases in production costs, selling, administrative and general expenses, warranty costs, and research and development expenses. The increased production costs related primarily to manufacturing-overhead expenses in support of growth, new products, and engine-emission requirements.

Net income of the company’s equipment operations was $525 million for the quarter, compared with $416 million last year. The same operating factors mentioned above, along with a lower effective tax rate and increased interest expense, affected the quarterly results.

Financial services reported net income attributable to Deere & Company of $132.9 million for the quarter compared with $119.1 million last year. The improvement was primarily related to growth in the credit portfolio and higher crop insurance margins, partially offset by increased selling, administrative and general expenses. In addition, last year’s results benefited from revenue related to wind energy credits.

Company Outlook & Summary

Company equipment sales are projected to be up about 6 percent for fiscal 2013 and up about 4 percent for the second quarter compared with the same periods of 2012. For the full year, net income attributable to Deere & Company is anticipated to be approximately $3.3 billion.

Although Deere is looking to achieve strong results in 2013, persistent global economic and fiscal concerns warrant continued caution. “We’re confident our investment in new products and additional capacity will help Deere fully capitalize on the world’s growing need for food, shelter and infrastructure in the years ahead,” Allen said. “However, the near-term outlook is being tempered by uncertainties over fiscal, economic and trade issues that are undermining business confidence and restraining growth.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 16 percent for the quarter largely due to higher shipment volumes and price realization, partially offset by the unfavorable effects of

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currency translation. Operating profit was $766 million compared with $574 million for the quarter last year. The improvement was primarily due to higher shipment volumes and price realization. These factors were partially offset by increases in selling, administrative and general expenses, warranty costs, production costs and research and development expenses.

Construction & Forestry. Construction and forestry sales decreased 7 percent. Operating profit for the quarter was $71 million compared with $124 million a year ago. The reduced operating profit was primarily due to lower shipment volumes. In addition, higher production costs, an unfavorable product mix, as well as increases in research and development and selling, administrative and general expenses were offset by price realization.

Market Conditions & Outlook

Agriculture & Turf. Worldwide sales of agriculture and turf equipment are forecast to increase by about 6 percent for full-year 2013. Relatively high commodity prices and strong farm incomes are expected to continue supporting a favorable level of demand for farm machinery during the year. Deere’s sales are expected to see further benefit from global expansion and a number of advanced new products.

Industry sales for agricultural machinery in the U.S. and Canada are forecast to be flat to up 5 percent in relation to last year’s healthy levels. Caution in the U.S. livestock sector is expected to partly offset continued strength in demand for large equipment such as high-horsepower tractors and combines.

Full-year industry sales in the EU27 are forecast to be down about 5 percent due to weakness in the overall economy and last year’s poor harvest in the U.K. In South America, industry sales are projected to be up 10 to 15 percent as a result of strong market conditions in Brazil. Industry sales in the Commonwealth of Independent States are expected to be down slightly from 2012, while Asian sales are projected to be slightly higher due to some strengthening in the Chinese economy.

In the U.S. and Canada, industry sales of turf and utility equipment are expected to be about flat for 2013, reflecting a continuation of cautious consumer sentiment. Deere’s sales are expected to increase more than the industry due to the impact of new products.

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Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to increase by about 3 percent for 2013. The increase reflects a cautious outlook for U.S. economic growth, higher international sales of construction equipment, and flat sales in world forestry markets. In the forestry sector, further weakness in European markets is expected to offset higher U.S. demand.

Financial Services. Full-year 2013 net income attributable to Deere & Company for the financial services operations is expected to be approximately $540 million. The forecast improvement is primarily due to expected growth in the credit portfolio and lower crop insurance claims. These factors are projected to be partially offset by an increase in the provision for credit losses. Though higher than in 2012, the provision is anticipated to remain below its historical average.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to John Deere Capital Corporation was $105.0 million for the first quarter, compared with $93.3 million last year. Results improved for the quarter primarily due to growth in the credit portfolio, partially offset by higher selling, administrative and general expenses.

Net receivables and leases financed by JDCC were $26.329 billion and $22.486 billion at January 31, 2013 and 2012, respectively.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, trends and operating periods involve certain factors that are subject to change, and important risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

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The company’s agricultural equipment business is subject to a number of uncertainties including the many interrelated factors that affect farmers’ confidence.  These factors include worldwide economic conditions, demand for agricultural products, world grain stocks, weather conditions (including its effects on timely planting and harvesting), soil conditions (including low subsoil moisture from recent drought conditions), harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of various governments, changes in government farm programs and policies (including those in Argentina, Brazil, China, the European Union, India, Russia and the U.S.), international reaction to such programs, changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include general economic conditions, consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

General economic conditions, consumer spending patterns, real estate and housing prices, the number of housing starts and interest rates are especially important to sales of the company’s construction and forestry equipment.  The levels of public and non-residential construction also impact the results of the company’s construction and forestry segment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its reported results are affected by general economic conditions in the global markets in which the company operates, especially material changes in economic activity in these markets; customer confidence in general economic conditions; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; and inflation and deflation rates.  General economic conditions can affect demand for the company’s equipment as well.  Uncertainty about and actual government spending and taxing could adversely affect the economy, employment, consumer and corporate spending, and company results.

Customer and company operations and results could be affected by changes in weather patterns (including the effects of drought conditions in parts of the U.S. and dryer

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than normal conditions in certain other markets); the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts and the threat thereof; and the spread of major epidemics.

Significant changes in market liquidity conditions and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions; borrowing and repayment practices; and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, and company operations and results.  State debt crises also could negatively impact customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity and bond markets, which would negatively affect earnings.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies and tariffs in particular jurisdictions or for the benefit of certain industries or sectors (including protectionist and expropriation policies and trade and licensing restrictions that could disrupt international commerce); actions by the U.S. Federal Reserve Board and other central banks; actions by the U.S. Securities and Exchange Commission (SEC), the U.S. Commodity Futures Trading Commission and other financial regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions (in particular Interim Tier 4, Final Tier 4 and Stage IIIb non-road diesel emission requirements), carbon and other greenhouse gas emissions, noise and the risk of climate change; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets; and actions by other regulatory bodies including changes in laws and regulations affecting the sectors in which the company operates.  Customer and company operations and results also could be affected by changes to GPS radio frequency bands or their permitted uses.

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Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; the failure of suppliers to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment and other ethical business practices; start-up of new plants and new products; the success of new product initiatives and customer acceptance of new products; changes in customer product preferences and sales mix whether as a result of changes in equipment design to meet government regulations or for other reasons; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices and supplies; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; labor relations; acquisitions and divestitures of businesses, the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems that disrupt business, negatively impact supply or distribution relationships or create higher than expected costs; security breaches and other disruptions to the company’s information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases.

Company results are also affected by changes in the level and funding of employee retirement benefits, changes in market values of investment assets, the level of interest and discount rates, and compensation, retirement and mortality rates which impact retirement benefit costs, and significant changes in health care costs including those which may result from governmental action.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital to meet future cash flow requirements and fund operations and the costs associated with engaging in diversified funding activities and to fund purchases of the company’s products.  If market uncertainty increases and general economic conditions worsen, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.  The failure of reinsurers of the company’s insurance business also could materially affect results.

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The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that potentially could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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First Quarter 2013 Press Release
(in millions of dollars)
Unaudited

	Three Months Ended January 31
	2013	2012	% Change
Net sales and revenues:
Agriculture and turf	$5,491	$4,724	+16
Construction and forestry	1,302	1,395	-7
Total net sales	6,793	6,119	+11
Financial services	527	548	-4
Other revenues	101	100	+1
Total net sales and revenues	$7,421	$6,767	+10

Operating profit *
Agriculture and turf	$766	$574	+33
Construction and forestry	71	124	-43
Financial services	197	175	+13
Total operating profit	1,034	873	+18
Reconciling items **	(95)	(74)	+28
Income taxes	(289)	(266)	+9
Net income attributable to Deere & Company	$650	$533	+22

*                    Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**    Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY STATEMENT OF CONSOLIDATED INCOME For the Three Months Ended January 31, 2013 and 2012 (In millions of dollars and shares except per share amounts) Unaudited
	2013	2012
Net Sales and Revenues
Net sales	$6,792.8	$6,119.0
Finance and interest income	501.0	475.1
Other income	127.6	172.4
Total	7,421.4	6,766.5

Costs and Expenses
Cost of sales	5,014.8	4,576.0
Research and development expenses	356.5	312.5
Selling, administrative and general expenses	781.5	709.0
Interest expense	180.1	192.1
Other operating expenses	142.4	176.6
Total	6,475.3	5,966.2

Income of Consolidated Group before Income Taxes	946.1	800.3
Provision for income taxes	289.0	266.2
Income of Consolidated Group	657.1	534.1
Equity in income (loss) of unconsolidated affiliates	(7.5)	.3
Net Income	649.6	534.4
Less: Net income (loss) attributable to noncontrolling interests	(.1)	1.5
Net Income Attributable to Deere & Company	$649.7	$532.9

Per Share Data
Basic	$1.67	$1.32
Diluted	$1.65	$1.30

Average Shares Outstanding
Basic	388.4	404.0
Diluted	393.0	408.4

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY CONDENSED CONSOLIDATED BALANCE SHEET (In millions of dollars) Unaudited
	January 31	October 31	January 31
	2013	2012	2012
Assets
Cash and cash equivalents	$3,672.1	$4,652.2	$3,388.3
Marketable securities	1,375.6	1,470.4	1,126.4
Receivables from unconsolidated affiliates	44.6	59.7	48.6
Trade accounts and notes receivable - net	3,926.4	3,799.1	3,333.4
Financing receivables - net	22,070.7	22,159.1	19,098.3
Financing receivables securitized - net	3,032.9	3,617.6	2,680.9
Other receivables	1,280.2	1,790.9	1,245.6
Equipment on operating leases - net	2,452.3	2,527.8	2,052.4
Inventories	6,242.7	5,170.0	5,677.7
Property and equipment - net	5,042.6	5,011.9	4,303.8
Investments in unconsolidated affiliates	201.5	215.0	226.0
Goodwill	934.0	921.2	964.9
Other intangible assets - net	98.5	105.0	119.4
Retirement benefits	22.8	20.2	29.1
Deferred income taxes	3,311.6	3,280.4	2,879.5
Other assets	1,461.1	1,465.3	1,402.6
Total Assets	$55,169.6	$56,265.8	$48,576.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$7,331.7	$6,392.5	$8,506.4
Short-term securitization borrowings	3,043.9	3,574.8	2,613.8
Payables to unconsolidated affiliates	70.5	135.2	113.5
Accounts payable and accrued expenses	7,200.3	8,988.9	6,816.7
Deferred income taxes	169.4	164.4	152.8
Long-term borrowings	22,170.2	22,453.1	16,924.0
Retirement benefits and other liabilities	7,698.1	7,694.9	6,670.5
Total liabilities	47,684.1	49,403.8	41,797.7
Total Deere & Company stockholders’ equity	7,483.7	6,842.1	6,763.4
Noncontrolling interests	1.8	19.9	15.8
Total stockholders’ equity	7,485.5	6,862.0	6,779.2
Total Liabilities and Stockholders’ Equity	$55,169.6	$56,265.8	$48,576.9

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY STATEMENT OF CONSOLIDATED CASH FLOWS For the Three Months Ended January 31, 2013 and 2012 (In millions of dollars) Unaudited
	2013	2012

Cash Flows from Operating Activities
Net income	$649.6	$534.4
Adjustments to reconcile net income to net cash used for operating activities:
Credit for credit losses	(.5)	(.8)
Provision for depreciation and amortization	277.1	243.3
Share-based compensation expense	22.3	19.5
Undistributed earnings of unconsolidated affiliates	15.6	.7
Credit for deferred income taxes	(20.6)	(28.2)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	94.9	221.6
Insurance receivables	338.0	(5.8)
Inventories	(1,169.0)	(1,449.1)
Accounts payable and accrued expenses	(1,539.1)	(854.8)
Accrued income taxes payable/receivable	146.6	160.4
Retirement benefits	96.2	101.5
Other	(160.5)	(169.5)
Net cash used for operating activities	(1,249.4)	(1,226.8)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	4,341.9	4,019.9
Proceeds from maturities and sales of marketable securities	215.4	8.2
Proceeds from sales of equipment on operating leases	249.4	222.3
Proceeds from sales of businesses, net of cash sold		6.9
Cost of receivables acquired (excluding receivables related to sales)	(3,933.6)	(3,485.4)
Purchases of marketable securities	(125.1)	(342.8)
Purchases of property and equipment	(294.0)	(269.1)
Cost of equipment on operating leases acquired	(197.6)	(118.3)
Other	(39.5)	(78.1)
Net cash provided by (used for) investing activities	216.9	(36.4)

Cash Flows from Financing Activities
Increase in total short-term borrowings	691.9	481.8
Proceeds from long-term borrowings	877.8	1,410.2
Payments of long-term borrowings	(1,379.5)	(315.0)
Proceeds from issuance of common stock	117.6	18.9
Repurchases of common stock	(96.4)	(387.9)
Dividends paid	(178.7)	(167.8)
Excess tax benefits from share-based compensation	35.4	10.6
Other	(20.4)	(10.7)
Net cash provided by financing activities	47.7	1,040.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	4.7	(35.8)

Net Decrease in Cash and Cash Equivalents	(980.1)	(258.9)
Cash and Cash Equivalents at Beginning of Period	4,652.2	3,647.2
Cash and Cash Equivalents at End of Period	$3,672.1	$3,388.3

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended January 31
	2013	2012
Dividends declared	$.46	$.41
Dividends paid	.46	.41

(2)         The calculation of basic net income per share is based on the average number of shares outstanding.  The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(3)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries.  In the supplemental consolidating data in Note 4 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(4) SUPPLEMENTAL CONSOLIDATING DATA STATEMENT OF INCOME For the Three Months Ended January 31, 2013 and 2012
(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012

Net Sales and Revenues
Net sales	$6,792.8	$6,119.0
Finance and interest income	17.5	15.7	$533.8	$511.7
Other income	130.2	118.5	38.1	88.6
Total	6,940.5	6,253.2	571.9	600.3

Costs and Expenses
Cost of sales	5,015.2	4,576.3
Research and development expenses	356.5	312.5
Selling, administrative and general expenses	672.6	609.9	111.7	101.5
Interest expense	69.6	49.4	119.3	154.2
Interest compensation to Financial Services	41.6	40.9
Other operating expenses	35.1	38.2	144.6	170.3
Total	6,190.6	5,627.2	375.6	426.0

Income of Consolidated Group before Income Taxes	749.9	626.0	196.3	174.3
Provision for income taxes	225.4	210.5	63.7	55.7
Income of Consolidated Group	524.5	415.5	132.6	118.6

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	132.9	119.1	.3	.5
Other	(7.8)	(.2)
Total	125.1	118.9	.3	.5
Net Income	649.6	534.4	132.9	119.1
Less: Net income (loss) attributable to noncontrolling interests	(.1)	1.5
Net Income Attributable to Deere & Company	$649.7	$532.9	$132.9	$119.1

*   Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	January 31 2013	October 31 2012	January 31 2012	January 31 2013	October 31 2012	January 31 2012

Assets
Cash and cash equivalents	$3,176.5	$3,907.9	$2,356.6	$495.6	$744.3	$1,031.7
Marketable securities	1,000.7	1,101.5	803.8	375.0	368.9	322.6
Receivables from unconsolidated subsidiaries and affiliates	1,674.4	1,579.0	1,135.8
Trade accounts and notes receivable - net	1,030.0	1,279.7	847.0	3,850.9	3,333.3	3,187.5
Financing receivables - net	5.2	11.5	5.2	22,065.5	22,147.5	19,093.1
Financing receivables securitized - net				3,032.9	3,617.6	2,680.9
Other receivables	946.2	1,092.4	890.3	355.8	703.6	382.8
Equipment on operating leases - net				2,452.3	2,527.8	2,052.4
Inventories	6,242.7	5,170.0	5,677.7
Property and equipment - net	4,982.3	4,950.5	4,239.8	60.4	61.4	64.0
Investments in unconsolidated subsidiaries and affiliates	4,230.9	4,102.4	3,580.0	9.4	8.7	8.0
Goodwill	934.0	921.2	964.9
Other intangible assets - net	94.5	101.0	115.4	4.0	4.0	4.0
Retirement benefits	17.4	14.9	28.4	43.1	44.6	27.0
Deferred income taxes	3,531.4	3,497.3	3,083.9	48.8	50.3	73.6
Other assets	610.0	582.9	513.4	852.3	883.5	889.8
Total Assets	$28,476.2	$28,312.2	$24,242.2	$33,646.0	$34,495.5	$29,817.4

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,126.6	$424.8	$1,454.9	$6,205.1	$5,967.7	$7,051.5
Short-term securitization borrowings				3,043.9	3,574.8	2,613.8
Payables to unconsolidated subsidiaries and affiliates	70.5	135.2	113.5	1,629.7	1,519.3	1,087.2
Accounts payable and accrued expenses	6,559.1	7,679.0	6,030.0	1,618.9	2,129.9	1,516.1
Deferred income taxes	98.3	93.3	90.0	339.8	338.3	340.7
Long-term borrowings	5,464.9	5,444.9	3,133.5	16,705.3	17,008.2	13,790.5
Retirement benefits and other liabilities	7,671.3	7,673.0	6,641.1	64.5	61.2	55.6
Total liabilities	20,990.7	21,450.2	17,463.0	29,607.2	30,599.4	26,455.4
Total Deere & Company stockholders’ equity	7,483.7	6,842.1	6,763.4	4,038.8	3,896.1	3,362.0
Noncontrolling interests	1.8	19.9	15.8
Total stockholders’ equity	7,485.5	6,862.0	6,779.2	4,038.8	3,896.1	3,362.0
Total Liabilities and Stockholders’ Equity	$28,476.2	$28,312.2	$24,242.2	$33,646.0	$34,495.5	$29,817.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued) STATEMENT OF CASH FLOWS For the Three Months Ended January 31, 2013 and 2012 (In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2013	2012	2013	2012
Cash Flows from Operating Activities
Net income	$649.6	$534.4	$132.9	$119.1
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Provision (credit) for credit losses	(1.2)	(2.0)	.7	1.2
Provision for depreciation and amortization	185.3	158.9	117.3	104.9
Undistributed earnings of unconsolidated subsidiaries and affiliates	(87.0)	(92.8)	(.3)	(.5)
Provision (credit) for deferred income taxes	(23.7)	(32.2)	3.0	3.9
Changes in assets and liabilities:
Trade receivables	253.8	227.5
Insurance receivables			338.0	(5.8)
Inventories	(1,081.8)	(1,371.1)
Accounts payable and accrued expenses	(1,028.1)	(691.8)	(370.4)	(68.5)
Accrued income taxes payable/receivable	161.7	143.0	(15.2)	17.5
Retirement benefits	91.4	97.4	4.8	4.1
Other	(129.2)	(126.9)	(3.4)	(16.3)
Net cash provided by (used for) operating activities	(1,009.2)	(1,155.6)	207.4	159.6

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			4,668.8	4,335.1
Proceeds from maturities and sales of marketable securities	200.0		15.4	8.2
Proceeds from sales of equipment on operating leases			249.4	222.3
Proceeds from sales of businesses, net of cash sold		6.9
Cost of receivables acquired (excluding trade and wholesale)			(4,235.5)	(3,753.1)
Purchases of marketable securities	(99.8)	(301.5)	(25.4)	(41.3)
Purchases of property and equipment	(293.3)	(268.5)	(.7)	(.7)
Cost of equipment on operating leases acquired			(315.5)	(223.7)
Increase in trade and wholesale receivables			(324.5)	(147.9)
Other	(40.1)	4.4	(36.0)	(102.9)
Net cash provided by (used for) investing activities	(233.2)	(558.7)	(4.0)	296.0

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	708.0	940.2	(16.1)	(458.4)
Change in intercompany receivables/payables	(96.3)	513.6	96.3	(513.6)
Proceeds from long-term borrowings	44.0		833.8	1,410.2
Payments of long-term borrowings	(17.6)	(4.6)	(1,361.9)	(310.4)
Proceeds from issuance of common stock	117.6	18.9
Repurchases of common stock	(96.4)	(387.9)
Dividends paid	(178.7)	(167.8)	(30.0)	(25.0)
Excess tax benefits from share-based compensation	35.4	10.6
Other	(16.5)	(4.5)	32.7	14.3
Net cash provided by (used for) financing activities	499.5	918.5	(445.2)	117.1

Effect of Exchange Rate Changes on Cash and Cash Equivalents	11.5	(35.1)	(6.9)	(.7)

Net Increase (Decrease) in Cash and Cash Equivalents	(731.4)	(830.9)	(248.7)	572.0
Cash and Cash Equivalents at Beginning of Period	3,907.9	3,187.5	744.3	459.7
Cash and Cash Equivalents at End of Period	$3,176.5	$2,356.6	$495.6	$1,031.7

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes.  Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.